UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 16, 2020

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001‑35182	26‑0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Address of principal executive offices, including zip code)

(720) 437‑6500

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	AMPE	NYSE American

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b‑2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 2.02 Results of Operations and Financial Condition.

On April 16, 2020, Ampio Pharmaceuticals, Inc. (the “Company”) announced the following related to its first quarter 2020 financial results:

Cash & Liquidity Position: The Company completed the first quarter period ended on March 31, 2020 (the “First Quarter”), with cash and cash equivalents totaling $2.4 million compared to $6.5 million at December 31, 2019.

During the First Quarter, the Company entered into a Sales Agreement with two agents to implement an “at-the-market” (“ATM”) equity offering program under which the Company may issue and sell from time to time, at its sole discretion, shares of its common stock.  During the First Quarter, the Company raised gross proceeds totaling $682,000, which reflected the sales of 1.2 million shares of common stock at an average price of $0.58 per share.  In connection with the Sales Agreement, the Company paid the agents an aggregate recurring fixed commission totaling 4.0% of the gross proceeds (2.0% to each agent) from shares of common stock sold. In addition, the Company incurred non-recurring issuance costs, which included legal and auditor fees, related to the Sales Agreement totaling approximately $220,000.

The audit report on the Company’s financial statements for the fiscal year ended December 31, 2019 contained an explanatory paragraph indicating that there was substantial doubt about the Company’s ability continue as a going concern.  In order to address the going concern at the end of the First Quarter, the Company prepared an updated  projection through March 31, 2021, which reflects cash requirements for fixed, on-going expenses for the base level of business operations at an average cash burn rate of approximately $0.8 million per month. The Company is currently assessing the impact of the COVID-19 pandemic on the AP‑013 Phase III clinical study as it is not currently in a position to project the required liquidity needs for completion of the trial. Finally, as of March 31, 2020, the Company does not have a committed source of liquidity to meet its expected obligations for the next twelve months.  However, with the planned disciplined use of the ATM equity offering program, the Company expects to have reliable source of liquidity to fund a significant portion of its operations into first quarter of 2021.

Current Liabilities:  The Company ended the First Quarter with current liabilities totaling $4.5 million, which represents a nominal increase from $4.3 million for the period ended December 31, 2019.

R&D Expenses: Research and development expenses for the First Quarter were $4.3 million, an increase of $2.7 million from $1.6 million for the same period in 2019. The increase was primarily attributable to incremental costs associated with the Company’s AP‑013 Phase III clinical study which commenced in June 2019 and, as such, was not reflected in 2019 period.

G&A Expenses: General and administrative expenses for the First Quarter were $1.8 million, an increase of $650,000 from $1.1 million for the same period in 2019. The increase was primarily attributable to an increase in legal and professional fees related to ongoing current litigation and government investigation matters.  In addition, during the First Quarter, the Company recognized an increase in commercial insurance expense primarily due to an increase in the Company’s D&O insurance premiums, which is consistent with increases covering the overall market for public biopharmaceutical companies.  Finally, stock-based compensation (non-cash expense) increased due to the issuance of stock options to certain employees.

The Company ended the First Quarter with 160,022,119 shares issued and outstanding.

The information in this Item 2.02 is furnished solely pursuant to Item 2.02 of Form 8‑K. Consequentially, such information is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. Further, the information in this Item 2.02 shall not be deemed to be incorporated by reference into the filings of registrant under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

	By:	/s/ Daniel G. Stokely
Daniel G. Stokely
Chief Financial Officer
Dated: April 16, 2020